Exhibit 99.2

Oncolytics Biotech® Announces Updated Clinical Data from GOBLET Cohort 4 Demonstrating Activity of Pelareorep Plus Atezolizumab in Third-Line Anal Cancer

Compared to the historical benchmark, pelareorep-atezolizumab nearly tripled ORR

Combination achieved encouraging median DOR of almost 17 months

Data establishes clear path in indication with no approved therapy

SAN DIEGO, CA, January 12, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced updated clinical data from GOBLET Cohort 4 in patients with third-line metastatic squamous cell anal carcinoma (“SCAC”), a setting with no U.S. Food and Drug Administration (“FDA”)-approved treatment options. Previous analysis from this cohort has focused on second-line or later SCAC patients.

Updated GOBLET Cohort 4 Third-Line Anal Cancer Data

As of the current data cut, four of 14 evaluable third-line patients receiving pelareorep and atezolizumab achieved objective responses, resulting in an objective response rate (“ORR”) of approximately 29%. These responses included two complete responses and two partial responses. The median duration of response (“DOR”) is approximately 17 months (67 weeks), indicating both depth and durability of clinical benefit in a heavily pretreated population.

Patients enrolled in this cohort had progressed following multiple prior systemic therapies and represent a highly refractory disease population. In historical third-line SCAC studies, objective response rates are typically approximately 10% or less, with limited durability.1, 2 There are currently no FDA-approved therapies for patients with third-line anal cancer.

The observed response rate and emerging durability in GOBLET Cohort 4 compare favorably with historical outcomes and highlight the potential clinical relevance of pelareorep plus atezolizumab in this setting of significant unmet medical need.

“As we continue to analyze the Goblet data, we are finding important trends that are helping to shape our clinical development strategy,” said Jared Kelly, Chief Executive Officer of Oncolytics. “When you isolate to anal cancer patients with two prior lines of treatment and see a strong signal like this, it points the arrow in a direct line to a registration study in an indication where there are no FDA-approved therapies. We already had good data here, but looking closer, it becomes clearer that we can make an immediate impact on patients’ lives who have no options.”

In the second-line setting, pelareorep and atezolizumab achieved a 30% ORR, more than doubling the 13.8% ORR that was approved by the FDA for the current standard of care therapy. Additionally, the median duration of response is 15.5 months for pelareorep and atezolizumab compared to 9.5 months (link to the PR).

Planned Registration Strategy and Accelerated Approval Pathway

If the objective response rate and duration of response observed in GOBLET Cohort 4 are reproduced in the planned registration study, Oncolytics believes the resulting dataset would be sufficient to support accelerated approval in this indication, consistent with regulatory precedent in rare cancers with no available therapies. After initial encouraging feedback from KOLS and the FDA, Oncolytics is planning to have a Type C meeting with the FDA in Q1 2026 to discuss and receive guidance on this development plan.

References

1.	Marabelle et al. Pembrolizumab for previously treated advanced anal squamous cell carcinoma: results from the non-randomised, multicohort, multicentre, phase 2 KEYNOTE-158 study. Lancet Gastroenterol Hepatol. 2022 May;7(5):446-454. doi: 10.1016/S2468-1253(21)00382-4.

2.	Benson et al. Anal Carcinoma, Version 2.2023, NCCN Clinical Practice Guidelines in Oncology. J Natl Compr Canc Netw. 2023 Jun;21(6):653-677. doi: 10.6004/jnccn.2023.0030.

About Oncolytics Biotech Inc.

Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic pancreatic and breast cancers, of which both development programs have received Fast Track designation from the FDA, and other gastrointestinal tumors. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Forward-looking statements

This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; expectations regarding the Company’s proposed design of potential registration studies, including plans to advance pelareorep plus atezolizumab into a registration-directed clinical study in second-line and later SCAC and potential meetings with the FDA; expectations relating to outcomes of ongoing and future studies, in addition to anticipated accelerated FDA approvals; the Company’s goals, strategies and objectives; and its belief in the clinical promise of pelareorep in metastatic anal and other gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact

Jon Patton

Director of IR & Communication

jpatton@oncolytics.ca

Investor Relations for Oncolytics

Mike Moyer

LifeSci Advisors

+1-617-308-4306

mmoyer@lifesciadvisors.com

Media Contact for Oncolytics

Owen Blaschak

LifeSci Communications

oblaschak@lifescicomms.com